EXHIBIT 23.1




                         CONSENT OF INDEPENDENT AUDITORS


The  Board  of  Directors
Air  Methods  Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Air Methods Corporation of our report dated June 16, 2000, relating to the statements of net assets available for participant benefits of the Air Methods Corporation 401(k) and Retirement Savings Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for participant benefits for the years then ended, and the supplemental schedule, which report appears in the December 31, 1999 Annual Report on Form 11-K of the Air Methods Corporation 401(k) and Retirement Savings Plan.




                                       KPMG  LLP


Denver,  Colorado
June  26,  2000


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